EXHIBIT 10.1

EA Bonus Plan

Plan Document

As Amended May 2015

Purpose of the Plan

The purposes of the EA Bonus Plan (“Plan”) include:

•	To provide competitive incentive compensation to retain and attract top talent;

•	To align bonus awards with the achievement of corporate and business unit goals;

•	To align team and employee contributions more closely with bonus rewards;

•	To reward and recognize individual performance and achievements;

•	To establish the terms under which EA may provide cash bonuses to certain eligible employees.

Effective Date
The Plan is effective for (i) each fiscal year beginning on or around April 1 and ending on or around March 31 of the following year (actual dates are determined by EA’s fiscal calendar) or (ii) such other Performance Periods (as defined below) as determined by EA in its sole and absolute discretion. The Plan shall remain in effect until otherwise determined by the Compensation Committee of EA’s Board of Directors (the “Committee”).

Eligibility

This Plan applies solely to regular employees of Electronic Arts and its subsidiaries and affiliates (collectively referred to in this Document as “EA” or the “Company”) whom EA, in its sole discretion, determines meet the eligibility requirements set forth below (“Participant(s)”).

To be eligible to receive a discretionary bonus award under this Plan, a Participant must satisfy each of the following eligibility conditions and any other conditions provided for in a Bonus Formula Addendum (defined below) provided to a Participant (an “Eligible Position”):

▪	Must be a Regular status employee as such status is determined by EA in its sole discretion

▪	Must be specifically identified by EA as an eligible Participant and such eligibility must be communicated in writing (including electronic communications) to the individual

▪
Must be hired on or before (i) January 15 of the applicable fiscal year for a bonus payment that has been designated as having a fiscal year Performance Period or (ii) such other date as EA may establish for other Performance Periods

▪	Must be employed as of the actual date of bonus payment distribution

▪	Except where otherwise required by local law or as otherwise provided for in a Bonus Formula Addendum provided to a Participant:

▪	the individual must not be an overtime eligible employee

▪
the individual must not be providing services to EA as, or classified as (whether or not such classification is upheld upon review by an applicable legal authority), a temporary employee or intern or as an independent contractor, consultant, or agent, under a written or oral contract or purchase order

▪
at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment)

Determination of Bonus Awards

Bonus Formulas

For each Performance Period in which EA elects to offer bonuses under this Plan, it will determine the actual bonus formula(s) to be used in calculating Plan bonuses for that Performance Period. The bonus formula(s) for each Performance Period will be communicated to Plan Participants in writing (including electronic communications) in a format similar to the sample addendum at Attachment A (“Bonus Formula Addendum”), which will also typically include, but not be limited to, the following components: (i) additional eligibility requirements, if any; (i) Performance Period(s); (ii) Bonus Component(s); (iii) Business Unit(s); (iv) Performance Measure(s); (v) Measurement Period(s); and (vi) payment schedule(s).

Bonus formulas may be based on or calculated using any defined term(s), concept(s) or measure(s) of performance specified by EA, including, but not limited to, any of the defined terms set forth below.

“Annual Salary” shall mean the annual salary in effect during the applicable Performance Period for the Plan Participant. Except where otherwise required by local law, annual salary shall not include variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, expense allowances, or reimbursement. Payment in lieu of paid time off during active employment or upon termination is not included in Annual Salary for purposes of the Plan.

“Annual Target Bonus” shall mean a Plan Participant’s Annual Salary multiplied by the Plan Participant’s Annual Target Bonus Percentage.

“Annual Target Bonus Percentage” shall mean the percentage of a Plan Participant’s Annual Salary that is established by EA for the applicable Performance Period for purposes of determining a Plan Participant’s Annual Target Bonus and is provided in writing (including electronic communications) to the Plan Participant.

“Bonus Component” shall mean a component of a Participant’s bonus calculation that will be (i) designated by EA in its sole discretion, (ii) assigned a weighting as a percentage (from 0% - 100%) of a Participant’s bonus, and (iii) evaluated independently based on the actual attainment of any applicable Performance Measure(s). The specific Bonus Components used and the weight of each Bonus Component as a percentage of a Participant’s bonus award will depend upon the Participant’s position within the Company. Typical Bonus Components may include, but are not limited to, Company performance, Business Unit performance, and individual Participant performance.

“Business Unit” shall mean a designated group of individuals or divisions connected by a common business purpose, including but not limited to, all of EA, studio, title, franchise, geographic region, business function, product line, or any other grouping as may be determined by EA, in its sole discretion.

“Bonus Component Performance Factor” shall mean the funding percentage derived from the level of actual attainment of a Performance Measure and any funding curves established by EA management for the attainment of such Performance Measure.

“Individual Performance” shall mean the Plan Participant’s contributions to EA relative to individual performance expectations for the applicable Performance Period, as determined by EA management in its sole and absolute discretion. Individual performance expectations will vary to reflect each Plan Participant’s role in the company. EA may establish a maximum Individual Performance multiplier for any bonus under the Plan or may determine for any particular Plan Participant that the Individual Performance factor is 0 (e.g., when an individual’s performance falls below management’s expectations), in which case, the Plan Participant will not receive a bonus.

“Measurement Period” shall mean a fiscal year or other specified period of time during which one or more Performance Measures will be evaluated for purposes of calculating bonuses under the Plan.

“Performance Measure” shall mean the target measure of financial or other performance applicable to a Bonus Component for a Measurement Period, as determined by EA, in its sole discretion. Performance Measures may include any concept(s) or measure(s) of performance as specified by EA, including but not limited to quantitative measures (for example: net income, revenue, margin, and profit before tax or operating profit), and qualitative measures (for example: product reviews or performance ratings). Attainment of quantitative Performance Measures will be assessed based on actual attainment of the Performance Measures as compared to the targets established for the applicable Measurement Period. Attainment of qualitative measures will be assessed at the sole discretion of the Company.

“Performance Period” shall mean the period of time during which a Plan Participant contributes to the performance of a Business Unit, as determined by EA management in its sole and absolute discretion.

The Committee, in its sole and absolute discretion, shall establish any bonus formula(s), including each of the Bonus Components, funding curves, factors, targets and thresholds that are to be used for calculating bonuses under the Plan, or shall delegate to EA management the authority to establish any such formula(s) and Bonus Components, as follows: (i) for a fiscal year Measurement Period, on or before the last day of the first quarter of any fiscal year in which the Plan will be offered, and (ii) for other Measurement Periods, at such time as EA management determines appropriate given the factors applicable to the particular bonus.

To the extent permitted by applicable law, rules and regulations, the Committee may, in its sole and absolute discretion, at any time adjust upward or downward any of the factors, percentages, targets and thresholds set forth in any formulas established for calculating bonuses under the Plan or may delegate the authority to make such adjustments to EA management.

EA retains the discretion to develop and apply, at any time, other bonus plans, subplans or formulas, Bonus Components and Bonus Component weightings as needed to accomplish a business purpose.

Bonus Payments

Except as otherwise provided for in a Bonus Formula Addendum provided to a Participant, bonus payouts under this Plan shall be subject to the following additional terms:

▪
The percentage for each Bonus Component Performance Factor will be capped at 200%; provided, however, that in extraordinary and unusual circumstances, a Participant may receive a total bonus payment of up to a maximum of 300% of such Participant’s Annual Salary, based on the demonstration of exceptional individual performance, and subject to CEO approval.

▪
Each Performance Measure will have a minimum attainment percentage threshold, and a Performance Measure payout will be 0% if the actual attainment is less than the minimum attainment percentage for the applicable Performance Measure.

▪	The Committee, in its sole discretion, may choose to provide some level of payout for a Performance Measure or Bonus Component when it would otherwise equal 0%.

▪	The Committee, in its sole discretion, may choose to reduce a level of payout for a Performance Measure or Bonus Component.

The calculation and payment of bonus awards under this Plan will occur as soon as administratively practicable following the completion of the applicable Performance Period and Committee determination and approval of any applicable bonus awards.

The Committee, in its sole and absolute discretion, shall approve the payment of any bonuses under the Plan to senior executives of the Company, which for purposes of this Plan shall include: (i) individuals serving as “officers” of EA, as such term is used in section 16 of the Securities Exchange Act of 1934, as amended; and (ii) other key executives as may be determined by the CEO and the Committee. The Committee may delegate to EA management the authority to establish Performance Measures and approve bonus payments for all other executives and non-executive employees.

Pro-Ration of Bonuses

To the extent permitted by applicable local laws, rules and regulations, EA reserves the right to pro-rate the bonus award of any Participant who was not in an Eligible Position for the entire applicable Performance Period, was not actively working full-time throughout the applicable Performance Period, or experienced a change in their Annual Salary and/or Annual Target Bonus during the applicable Performance Period.

Plan bonus awards, if any, will generally be pro-rated based on the number of full months (rounded to the nearest full month) that a Participant is working in an Eligible Position, however, EA reserves the right to, in its sole discretion, pro-rate bonuses based on hours of service, days or on any other basis. For example, the pro-ration factor for a Participant who is eligible to participate in the Plan for the entire applicable Performance Period will be 1.00; for a Participant who is eligible to participate in the Plan for one-half of the Performance Period, the pro-ration factor will be .50. Participants in the following situations may have a pro-ration factor less than 1.00: (a) new hires and individuals who transfer into an Eligible Position during the applicable Performance Period; (b) individuals who transfer between an Eligible Position and a non-Eligible position within EA; (c) Participants who work less than the applicable full-time standard work week; and (d) Participants who take a leave of absence.

Participants who are on sabbatical leave shall not have their bonus award, if any, reduced by reason of such leave.

The pro-ration of bonus awards for Participants who take unpaid days off or who are on a leave of absence during any part of a Performance Period will be determined in accordance with applicable local laws, rules, regulations and Company practices.

Bonus award payouts will also be pro-rated to take into account any change in a Participant’s Annual Salary and/or Annual Target Bonus Percentage during a Performance Period.

General Guidelines, Terms and Conditions of the Plan

1.
Any bonus payment provided for under the Plan is completely discretionary, and is not considered earned or accrued by a Participant until it is actually paid. If employment with the Company terminates, for any reason, prior to the date a bonus payment is made, an individual will not be eligible to receive any bonus payment, notwithstanding any notice periods or severance payments in lieu of notice required under local law. In situations where an employee has provided or been provided a notice of termination but has not yet terminated employment as of the date bonuses are paid, bonus eligibility will be determined in accordance with local laws and practices.

2.
Eligibility to participate in this Plan during a Performance Period (i) does not create any right or entitlement to participate in this Plan in the future or other bonus plans that may be established or maintained by EA, (ii) does not constitute a guarantee or establish an obligation for EA to maintain a similar plan, award similar bonus benefits, or calculate bonuses according to the same or similar formulas in the future, and (iii) does not guarantee that any bonus will actually be paid for that Performance Period and in some cases a Participant may not receive a bonus under the Plan.

3.
Any bonus payment awarded under this Plan is a discretionary and extraordinary item of compensation that is outside a Participant’s normal, regular or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for the purpose of calculating any of the following payments: termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits.

4.
No bonus payment made under this Plan shall be counted as compensation for purposes of any other employee benefit plan, Plan or agreement sponsored, maintained or contributed by EA unless expressly provided for in such employee benefit plan or agreement.

5.
Bonus payments made under this Plan shall only be paid in cash. In no event will bonus payments be paid in the form of a security or equity stake in EA, including, but not limited to shares of EA stock, restricted stock units, or stock options.

6.	Any individual bonus calculated under the Plan must be approved by the Participant’s manager before such bonus is paid and all payments made under this Plan are subject to audit.

7.
Bonus determination and payment of any bonuses will be made as soon as administratively possible after the close of the applicable Performance Period. Participants who are not actively providing services to EA at the time that the payment would otherwise be made under this Plan shall not receive such payment unless and until the Participant returns to active service with EA. This term does not apply to any person on a legally protected leave of absence (as determined by local law) at the time bonuses are paid.

8.	All bonus payments made under the Plan shall be subject to income and employment tax withholding as required by applicable law.

9.
EA reserves the right to interpret this Plan document on a fully discretionary basis and to take any action, or to decline to take any action, in relation to the administration or interpretation of the Plan including but not limited to determining eligibility for participation in the Plan, and to determine the amount, if any, to be paid under the Plan. The Committee or its designee shall be the ultimate sole and final arbiter of any disputes under the Plan, in its sole and absolute discretion.

10.	EA’s authority as set forth herein shall be exercised by the Committee, except to the extent the Committee delegates all or some of that authority to a Plan administrative committee or EA management.

11.
EA has adopted this Plan voluntarily and reserves the right to change, suspend or discontinue this Plan, or any individual’s participation in this Plan, at any time, with or without cause and with or without prior written notice.

12.
This Plan, as it may be modified in accordance with the foregoing, constitutes the entire writing and understanding regarding the subject matter of this Plan and supersedes any written, and/or oral agreement, understanding, or representations regarding the subject matter of this Plan.

13.	A Participant’s rights under the Plan, if any, are not assignable or transferable voluntarily or involuntarily or by operation of law, except upon death.

14.
The Plan is unfunded and no provision of the Plan shall require EA, for purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between EA and any Participant or other person. Any right to receive bonus payments under the Plan shall be no greater than the right of any unsecured creditor of EA.

15.	Nothing in this Plan shall be construed to imply the creation of a term contract between EA and any Participant, nor a guarantee of employment for any specific period of time.

16.	Except as otherwise required by local law, EA reserves the right to modify a Participant’s duties, title or other terms and conditions of employment for any or no reason.

17.
Notwithstanding any other provision of this Plan, each Participant’s earned bonus, if any, will be paid in a single sum not later than (i) the date that is the 15th day of the 3rd month following the end of the Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (ii) the date that is the 15th day of the 3rd month following the end of EA’s first fiscal year in which the award is no longer subject to a substantial risk of forfeiture, whichever is later, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Plan or any successor Plan and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Unless an exemption applies, this Plan and the bonuses paid pursuant to this Plan are intended to meet the requirements of Section 409A.

18.
This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California and within exclusive jurisdiction of the County of San Mateo, California courts without regard to its or any other jurisdiction’s conflicts of laws provisions.

19.	If any provision of this Plan shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

Attachment A: Form of Bonus Formula Addendum

Electronic Arts Discretionary Bonus Plan

Addendum

Bonus Formula for
[BUSINESS UNIT(S)]
[PERFORMANCE PERIOD]

Subject to all other terms and conditions of the Electronic Arts Discretionary Bonus Plan (“Plan”)* each Plan Participant who has been specifically identified by EA as eligible to receive a bonus for work performed during the Performance Period and for the Business Unit(s) set forth in this Addendum shall be eligible to receive a discretionary bonus calculated in accordance with the following:

Additional eligibility criteria, if any:
Insert any special eligibility criteria

Business Unit(s):
Insert names of applicable Business Units and any applicable definitions

Bonus Component(s), weightings, Performance Measure(s), and Measurement Period(s):
Insert applicable Bonus Component(s), weightings, Performance Measure(s), Measurement Period(s) and any relevant definitions

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Insert	Insert [1%-100%]	Insert	Insert

Individual Payout Calculation Formula:

Annual Target Bonus	x	Bonus Component Weight	x	Bonus Component Performance Factor	=	Total Bonus (multiplied by pro-ration factor, if applicable)

[The actual formula used may include multiple Bonus Components and Performance Factors. The bonus payable for each Bonus Component will be weighted based on the weights assigned above, and the Total Bonus will equal the sum of all of the Bonus Component payouts)]

Payment schedule:
Insert any special payment terms

* Including, but not limited to: (1) the Plan Participant must be actually employed by EA or one of its subsidiaries or affiliates on the date that each payment is made pursuant to the Plan in order to earn the right to receive each such payment, (2) except where otherwise required by local law, at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment), and (3) eligibility to receive a bonus calculated pursuant to this Addendum does not guarantee the payment of any bonus for a specific Performance Period, nor does it guarantee employment for any specific period of time.